AGREEMENT

THIS AGREEMENT, made this 11th day of August, 2006 by and between MONMOUTH REAL ESTATE INVESTMENT CORPORATION and MONMOUTH CAPITAL CORPORATION, Real Estate Investment Trusts organized under the laws of the Commonwealth of Maryland, having an address of Juniper Plaza, 3499 US Route 9 North, Suite 3C, Freehold, New Jersey 07728 (hereinafter referred to as OWNERS); and CRONHEIM MANAGEMENT SERVICES, INC., a New Jersey corporation, having an address of 205 Main Street, PO Box 268, Chatham, NJ 07928, (hereinafter referred to as AGENT):

Whereas, Owners wishes to employ Agent as a Consultant and Property Manager, now therefore, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

1. EXCLUSIVE AGENCY

The Owners hereby appoints the Agent as the sole and exclusive managing and rental agent of the properties listed in Schedule I, attached hereto and forming a part of this Agreement and of any properties which may be acquired by Owners during the term of this Agreement (the "Properties").

2. TERM

The term of this Agreement shall commence on January 1, 2006 and expire on December 31/ 2006 which term shall be automatically renewed from year to year thereafter provided, however, that the Owners may terminate this Agreement upon ninety (90) days written notice, whereupon all moneys then being held by the Agent pursuant hereto shall be delivered to the Owners and this Agreement shal.1become null and void. If the Agent for any reason shall cease operations in the management business, or if the Owners breach this Agreement in any respect, the Agent may cancel this Agreement on ninety (90) days written notice.

3. CONSULTING SERVICES

Agent’s duties as Consultant shall include, but not be limited to, the following:

a.) Review property values, market rates of return and lease terms on properties offered for sale.

b.) Review of construction documents for completeness and accuracy.

c.) Review financial information on prospective tenants.

d.) Advise regarding marketing strategies of properties for lease or for sale.

3. MANAGEMENTOF PROPERTIES

a.)

The Agent agrees to use its best efforts in the management of the Properties and in the collection of rents and other income therefrom. The Agent may, with the prior approval of the Owners and utilizing counsel selected by and at the expense of the Owners, institute any legal action necessary for the collection of such rents or other income or the ousting or dispossession of tenants or other persons therefrom.

b.)

The Agent shall pay all real estate taxes and assessments before delinquency. The

Agent shall further arrange for and procure liability and property damage insurance for the Properties. If real estate taxes and property and liability insurance payments are escrowed and paid by a mortgagee, Agent shall verify that tax and insurance payments have been timely made by the mortgagee. The Agent will invoice the Owners' tenants so that reimbursement of sums expended for taxes and insurance are received promptly and deposited to the management account.

   c.)  For Properties remote from Agent's home office, It is the intention of the Agent to employ, at Agent's cost and expense, Sub-Agents, located in the vicinity of the Properties to provide on-site management services (including but not limited to minor repairs, periodic inspections, and common area maintenance) which will be specified in the Agreement between them. A copy of the form of Agreement between the Agent and the Sub-Agent is attached hereto as Exhibit "A".

4. OPERATING ACCOUNT

All receipts collected from the operation of the Properties or in any way incidental thereto shall be deposited promptly by the Agent in North Fork Bank or such other institution as Owners may direct. However, the Agent shall not be held liable in the event of bankruptcy or failure of a depository. Funds in the Operating Account remain the property of the Owners subject to disbursement of expenses by Agent as described in this Agreement.

5. SECURITY DEPOSITS

From and after the effective date hereof, the Agent shall collect any security deposits payable under the terms of the leases for the Properties and shall deposit them promptly in the bank account established pursuant to Paragraph 4 herein or in a separate interest bearing account if required by law or by agreement with the tenant. All security deposits not required to be put into an escrow account shall be turned over to the Owners.

6. MONTHLY STATEMENT

The Agent shall, on or before the tenth day of each and every calendar month, render detailed statements covering the operation of the Properties for the preceding calendar month. Each such monthly statement shall include a list of expenditures, including the name of the vendor, voucher number, and the amount of each check paid during the month. Original receipted vouchers concerning all expenses and disbursements will be retained by the Agent as part of its records. Each monthly statement shall also be accompanied by an itemized list of all arrears of rentals. The Agent shall keep full and detailed records covering the renting and managing of the Properties, and the Owners shall, at all times have access to such records, as well as to all other books and records of the Agent in connection with the management, upkeep, and operation of the Properties. Owners shall have the right to audit the books and accounts of the Agent, so far as the same relate to its obligations hereunder, using for said purpose either its own accounting staff or its designated certified public accountants.

7. FIDELITY BOND

The Agent shall furnish the Owners with evidence that the Agent has in effect an Error's and Omissions Policy of $1,000,000.00 and a Fidelity Bond of adequate amount not less than $200,000.00, covering the Agent's employees acting hereunder, in form and substance satisfactory to the Owners. Such coverage shall remain in effect, at the Agent's sole cost and expense, throughout the term of this Agreement.

8. MANAGEMENT FEE

For performance of the Agent's obligations hereunder, the Owners hereby agree to pay to the Agent an annual fee of Three hundred eighty thousand ($380,000.00) Dollars, payable in monthly installments of Thirty-one thousand, six hundred sixty-six and 67/100ths ($31,666.67) Dollars each.

9. RENTING OF PROPERTIES/LEASECOMMISSIONS

a) The Agent may act as the sole and exclusive rental agent for the Properties under its management pursuant to the instructions of the Owners, and, in such cases, agrees to use its best efforts to rent the Properties under such terms as shall have been first approved by the Owners. Agent will conduct all negotiations with the tenants, including negotiations for the renewal of leases, and to submit to the Owners in advance and for their approval proposed forms of such advertising as the Agent deems necessary or desirable for the successful renting of the property. All leases and agreements renewing, modifying, or canceling same shall be executed by the Owners. Fees and commissions for leasing services shall be individually determined and subject to approval of the Owners as to amount and terms of payment.

b) Owners hereby agree that Agent is authorized to employ a Sub-Agent or other licensed real estate brokers to obtain tenants for any space in the Properties that may become available for lease. Commission amount shall be negotiated by the Agent and will be at a percentage level and on such terms customary for leases of similar type prevailing in the area of the property in question.

10. SAVE HARMLESS

The Owners agree to save the Agent harmless from all damage suits in connection with the management of the Properties and from liability from injury suffered by any employee or any other person whomsoever. The Agent also shall not be liable for any error of judgment or for any mistake of fact of law, or for anything which it may do or refrain from doing hereinafter, except in cases of willful misconduct or gross negligence.

11. MAINTENANCE AND REPAIRS

The Agent shall supervise and make or perform, or cause to be made or performed by its Sub-Agent, all repairs and maintenance to the Properties, including repairs required by the leases thereof, if any, to be performed by the Owners, and shall make periodic inspections as necessary to assure that all repairs and maintenance to the Properties, whether required to be performed by the Owners or the respective tenants, is being performed. All expenditures on behalf of the Owners in excess of $5,000.00 (other than recurring charges such as fuel, taxes, utilities and the like) shall first be approved by the Owners, in writing, unless necessitated by an emergency situation where the delay incident to advance approval is likely to result in substantial damage to the property or the property of others or cause interruption in essential services to tenants as called for in their leases, in which event the Owners' subsequent approval shall be secured as expeditiously as reasonably possible. The Agent shall not be responsible for the supervision of major reconstruction of the property or restoration thereof after a casualty loss or for expert testimony or appraisal services in connection with any municipal tax appeal. The Agent will prepare interrogatories required and provide other information necessary for a tax appeal.

12. INDEPENDENT CONTRACTOR

It is expressly agreed and understood that the Agent is an independent contractor of the Owners. As such, the Agent shall employ on its own behalf such employees as it deems necessary to perform its obligation hereunder. The control of these employees shall be at all times with the Agent which is and shall be deemed the employer of such employees for all purposes. The Agent will be responsible for providing in its name as employer workers compensation insurance as to any and all such employees. The Agent shall further be responsible for compliance with any and all Federal, State, And Local laws concerning such employees including but not limited to the withholding of payment of any and all taxes the payment of any and all unemployment compensation taxes, benefits or excises, and compliance with any and all wage and hour laws, all of which taxes, benefits, or excises shall be at the expense of the Agent.

13. LIABILITY INSURANCE

In those instances in which Owners may carry public liability insurance in the form of Lessor’s Risk, the Agent will be named as an additional insured.

14. Environmental Indemnification.

a) Owners agree to indemnify, defend and hold Agent and its partners, officers, employees, and agents harmless from any claims, judgments, damages, penalties, fines, costs, liabilities, or losses, direct or indirect, known or unknown, including without limitation! attorneys' fees, consultants' fees, and expert fees, which are incurred or arise during or after the term of this Management Agreement from or in any way connected with the presence or suspected presence of hazardous substances existing or present on, under, about, or affecting the property prior to or after the execution of this Agreement, including, without limitation, (i) hazardous substances present or suspected to be present in the soil, groundwater, surface water, air or soil vapor on, under, or about the property; (ii) hazardous substances that migrate, flow, percolate, diffuse, or in any way move onto or under the property; (iii) hazardous substances present on, under, or about the property as a result of any release, discharge, deposit, injection, leaking, pouring, leaching, emitting, pumping, emptying, dumping, spilling on, under, or about the property; and (iv) any misrepresentation or breach of warranty, covenant, representation or undertaking by Owners under this Agreement. Without limiting the generality of the foregoing, the indemnification provided by this paragraph specifically shall cover costs (including attorney and consultant fees) incurred in connection with any investigation of site conditions existing prior to or after the date of execution of this Agreement or any act, including, without limitation, studies or reports as needed or required, remedial, removal or restoration work undertaken voluntarily by Owners or requested or required by any federal, state or local law or regulation.

b) For purposes of this section, "hazardous substances" shall mean any hazardous, toxic, radioactive, infectious or carcinogenic substance, material, gas, or waste which is or becomes listed or regulated by any federal! state, or local environmental law or governmental authority or agency, including, without limitation, petroleum and petroleum products, PCBs, asbestos, and all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state, or local law or regulation.

c) Owners or agent thereof hereby acknowledge and agree that Agent, and its partners, officers, employees, and agents is not an "operator" or either the property or the tenant operations thereon and is not an "operator" as defined by any current or pending state, local, or federal environmental laws. Owners hereby agree to defend Agent, and its partners, officers, employees, and agents from any actions occurring as a result of the management of the property.

d) In the event either Owner or Owners default under any terms or conditions of this clause, it shall be deemed an environmental default and as such shall be deemed to be a material default of the terms and conditions of this Agreement; it shall be considered a breach of contract and shall be subject to all applicable legal remedies. In the event of default under this clause, Agent shall be able to terminate this Agreement with thirty (30) days written notice of default hereunder.

e) In the event a regulation or legislative act requires a change in compliance procedures or practices, Owners hereby agree to comply within the allowable legal time limit or such extension periods as may be available or granted. Owners shall be solely responsible for compliance and shall indemnify Agent and its partners, officers, employees, and agents for any breach or failure of Owners or property to comply. Failure to comply within the statutory time limit shall constitute a material breach of this Agreement and Agent shall be able to terminate this Agreement with thirty (30) days written notice of default. Agent and its partners, officers, employees, and agents shall be indemnified against any actions initiated with regard to Owners' failure to comply or any other default under this clause.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their proper officers and their proper seals to be hereto affixed as of the date and year first above written.

Attest:    /s/ Linda Fleisher

Monmouth Real Estate

Investment Corporation

By:  /s/ Eugene W. Landy

Eugene W. Landy, President

Attest:  /s/ Linda Fleisher

Monmouth Capital Corporation

By:  /s/ Eugene W. Landy

Eugene W. Landy, President

Attest:  /s/ Kathleen M. Schneck

Cronheim Management Services, Inc.

By:  /s/ Robert Cronheim

Robert Cronheim, President

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